Exhibit 99.1

Yadkin Valley Financial Corporation Announces

First Quarter 2009 Results

Financial Highlights:

•                  Non-interest income increased $758,000 or 17% compared to the fourth quarter of 2008

•                  Tier 1, total capital, and leverage ratios of approximately 10.78%, 11.98%, and 9.60%, respectively for the bank holding company as reported to the Federal Reserve; tangible equity ratio of 7.73%

•                  Provision for loan losses of $10.5 million, an increase of $2.9 million compared to the fourth quarter

•                  Loan loss reserves increased to 2.27% of total gross loans or 2.61% of total loans held for investment, compared to 1.81% of total gross loans or 1.88% of total loans held for investment in the fourth quarter

•                  Nonperforming loans increased modestly to 1.28% of total gross loans from 1.10% in the fourth quarter

•                  Nonperforming assets increased to 1.33% of total assets from 1.16% in the fourth quarter

•                  Net charge-offs were relatively flat at $2.0 million or 0.63% of average loans on an annualized basis, compared to $1.8 million or 0.60% on an annualized basis in the fourth quarter

•                  Net interest margin was 2.85%, a decrease of nine basis points compared to 2.94% in the fourth quarter

•                  Net loss of $4.6 million, or $0.40 per diluted share

Elkin, NC — May 11, 2009 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the first quarter ending March 31, 2009. The Company reported a net loss of $4.6 million or $0.40 per diluted share, compared to net income of $2.9 million or $0.27 per diluted share in the first quarter of 2008. The decrease in quarterly net income was primarily due to a $10.1 million increase in the provision for loan losses as compared to the same period last year.

Bill Long, President and CEO commented, “While we remain confident in our ability to identify and work through problem assets, Yadkin Valley made significant additions to the allowance for loan losses in the first quarter of 2009 after our regular conservative analysis of the loan portfolio at the end of the quarter. Due to the deterioration in our asset quality over the past few quarters, which was related to the overall weak U.S. economy, coupled with the increase in our past due and nonperforming loans and rising unemployment rates across our markets in the first quarter of 2009, it was necessary to build our loan loss reserves to current levels.

“We closed on the merger with American Community Bank on April 17, 2009. Since August of last year, we have consistently monitored American Community’s loan portfolio at regular intervals for potential loan losses, and continue to believe that the risk inherent in its loan portfolio remains manageable. We are comfortable with American Community’s current level of loan loss reserves and believe that our combined organization will be well-positioned to weather the current economic climate. While there appears to be some slight positive signals emerging within the economic environment, the fact remains that the duration of this economic downturn is highly uncertain and we believe that the recession is likely to be deeper and longer than we had originally anticipated. As a result, we are continuing to take a conservative approach to managing our problem assets, and increasing our loan loss reserves is part of that process.

“During the first quarter of 2009, nonperforming assets as a percentage of total assets increased slightly to 1.33% compared to 1.16% in the fourth quarter. While clearly above our historic average, we believe our asset quality remains manageable and continues to outperform our peer average which was over 2.30% in the first quarter of 2009. In addition, our loan loss reserves as a percentage of total gross loans of 2.27%, or 2.61% of loans held for investment, in the first quarter were stronger than our peer average which was just over 1.60%.

“We are continuing to make progress with the integration of American Community. The extensive credit training effort for American Community employees is ongoing, and the systems conversion remains on track for June. During the first quarter of 2009, American Community’s nonperforming loans as a percentage of total loans were 2.53%, nonperforming assets as a percentage of total assets were 2.11%, annualized net charge-off ratio was 0.31%, loan loss reserves as a percentage of total loans were 2.56%, and reserves covered nonperforming loans by 101%.

“We are particularly proud of the accomplishments made by Sidus Financial, our mortgage subsidiary, during the first quarter. Sidus reported record volume and pipeline levels across every region due to a substantial increase in mortgage refinancing activity which accounted for the strong increase in our non-interest income. In addition, Yadkin Valley’s own mortgage production has been very strong following the addition of several new mortgage loan officers. We expect these record mortgage production and pipeline levels to continue into the second quarter of 2009.

“Loan demand across our Piedmont and Yadkin regions remains strong, and loan growth within our Cardinal region has been steady. However, it has slowed within our High Country region and we have deliberately pulled back on lending at our Wilmington loan production office. As a result of these trends, we continue to expect loan growth to remain modest in 2009 compared to prior years, excluding the American Community merger. We believe that our net interest margin is likely to stabilize or improve slightly during the second half of 2009 as we realize the full benefits of lower deposit costs following the Fed rate cuts that occurred at the end of 2008.”

FIRST QUARTER 2009 FINANCIAL HIGHLIGHTS

Asset Quality

Nonperforming loans increased by $3.8 million to $17.4 million, or 1.28% of total gross loans, compared to $13.6 million, or 1.10% of total gross loans, as of the fourth quarter of 2008. The majority of the increase was due to the addition of one commercial real estate loan totaling $1.8 million, one land development loan totaling $1.1 million, and one commercial construction loan totaling $884,000. The following chart highlights nonperforming loans by loan category, and as a percentage of total gross loans:

	Nonperforming Loan Analysis
	(Dollars in thousands)
	First Quarter 2009		Fourth Quarter 2008
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans
Construction/land development	2,911	0.21%	$2,874	0.23%
Residential construction	2,924	0.21%	1,807	0.15%
HELOC	942	0.07%	219	0.02%
1-4 Family residential	2,635	0.19%	2,718	0.22%
Multifamily residential	539	0.04%	539	0.04%
Commercial real estate	4,363	0.32%	1,054	0.09%
Commercial & industrial	2,920	0.21%	4,288	0.35%
Consumer & other	185	0.01%	148	0.01%
Total	$17,420	1.28%	$13,647	1.10%

Other real estate owned (OREO) totaled $4.3 million at the end of the first quarter, up slightly from $4.0 million in the fourth quarter. The increase in OREO was primarily attributable to the addition of three properties. Total nonperforming assets were $21.7 million, or 1.33% of total assets, as of March 31, 2009, up from $17.7 million, or 1.16% of total assets, as of December 31, 2008.

During the first quarter of 2009, the provision for loan losses increased $2.9 million to $10.5 million compared to the fourth quarter. The allowance for loan losses increased to $30.9 million, an increase of $8.5 million compared to $22.4 million in the fourth quarter. Net charge-offs totaled 0.63% of average loans on an annualized basis, a slight increase compared to 0.60% on an annualized basis during the fourth quarter. Loan loss reserves as a percentage of total gross loans increased to 2.27%, up from 1.81% in the fourth quarter, and 2.61% of total loans held for investment, up from 1.88% in the fourth quarter. Loan loss reserves were 1.77 times nonperforming loans, an increase from 1.64 times in the fourth quarter.

Out of the $30.9 million in total allowance for loans losses at March 31, 2009, the specific allowance for impaired loans accounted for $6.6 million, up from $3.7 million at year end 2008. The general allowance of $24.3 million related to unimpaired loans was up from $18.7 million at year end. The increase in the general allowance was primarily due to a higher level of net charge-offs for the rolling eight quarters ended March 31, 2009 as compared to the eight quarter period ending December 31, 2008. Other factors that added to the allowance included the increase in past due and nonaccrual loans and rising unemployment rates across the Company’s markets.

Net Interest Income and Net Interest Margin

Net interest income totaled $9.9 million, an increase of 6% compared to the first quarter of 2008. The increase in net interest income on a year-over-year basis was primarily due to a higher level of average loans in the first quarter of 2009, following the acquisition of Cardinal State Bank which occurred at the end of the first quarter of 2008. On a year-over-year basis, the net interest margin decreased 71 basis points to 2.85% from 3.56% primarily due to the 200 basis point decrease in the prime rate that occurred since the first quarter of 2008 which had a more immediate effect upon variable rate loans than deposit costs.

Compared to the fourth quarter of 2008, net interest income was relatively flat. The net interest margin decreased nine basis points to 2.85% from 2.94% in the fourth quarter of 2008. The decrease in the net interest margin was the result of the impact of the 75 basis point cut in the Federal Funds rate that occurred on December 16, 2008, which had a more immediate effect upon variable rate loans than deposit costs.

Non-Interest Income

Non-interest income increased 34% to $5.3 million, compared to $3.9 million in the first quarter of 2008. The increase in year-over-year non-interest income was primarily due to a 23% in other service fees and an 81% increase in mortgage gain sales. The growth in other service fees and mortgage sale gains was predominantly related to an increased level of mortgage refinance activity both at Yadkin Valley Bank and at Sidus Financial. Partially offsetting the growth in mortgage-related income was a $307,000 loss related to the value of mortgage servicing rights as mortgage prepayment activity increased during the first quarter of 2009.

Compared to the fourth quarter of 2008, non-interest income increased 17%. The sequential growth in non-interest income was primarily due to a 37% increase in other service fees and a 42% increase in mortgage sale gains related to a higher level of mortgage refinance activity.

Non-Interest Expense

Non-interest expense increased 36% to $11.8 million, compared to $8.6 million in the first quarter of 2008. The year-over-year increase was largely due to the Cardinal State Bank acquisition which closed late in the first quarter of 2008.

Compared to the fourth quarter of 2008, non-interest expenses increased 17%, primarily due to a 14% increase in salaries and employee benefits, an 18% increase in occupancy expense, and a 31% increase in other expenses. The increase in salaries and benefits was related to higher commissions and bonus accruals related to mortgage refinance activity as well as higher payroll taxes. The increase in occupancy expense was due to higher rental expense, and the increase in other expenses related to a higher FDIC insurance assessment as well as the write-off of $152,000 related to an equity investment.

Balance Sheet and Capital

Total assets increased $211.9 million, or 15%, compared to the first quarter of 2008. Total loans increased $269.3 million, or 25%, compared to the first quarter of 2008, and total deposits increased $139.4 million, or 13%.

Compared to the fourth quarter of 2008, total assets, loans, and deposits increased 7%, 10%, and 8%, respectively. Total loans held for investment remained relatively flat on a sequential basis, while loans held for sale increased $130.1 million to $180.1 million due to a significant increase in mortgage refinance activity. Loan growth in the Company’s Piedmont and Yadkin regions remained relatively strong during the first quarter of 2009, particularly due to growth in commercial and industrial loans as well as additional draw downs on existing home equity lines of credit. A decrease in loan growth within the High Country region and the Wilmington loan production office as well as relatively flat growth within the Cardinal region offset loan growth in the Piedmont and Yadkin regions.

The Company remains well-capitalized for regulatory purposes. As of March 31, 2009, the Company’s Tier 1, total capital, and leverage ratios were approximately 10.78%, 11.98%, and 9.60%, respectively. Tangible equity as a percentage of tangible assets was 7.73%.

Conference Call

Yadkin Valley Financial will host a conference call tomorrow, May 12, 2009 at 9:30 a.m. EST to discuss first quarter 2009 financial results. The call may be accessed by dialing 800-239-9838 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=37061&c=YAVY&mediakey=82A73AF4084AE9F2B7EB20CBB516F5E7&e=0. (Due to its length, this URL may need to be copied and pasted into your Internet browser’s address field. Remove the extra space if one exists.) A replay of the conference call will be available until May 25, 2009, by dialing 888-203-1112 and entering access code 7077478.

####

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 32 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties.  The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The American Community Bank region serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina.  The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation website is www.yadkinvalleybank.com.  Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to: the businesses of Yadkin Valley and American Community may not be integrated successfully or such integration may take longer to accomplish than expected; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; continued disruption in worldwide and U.S. economic conditions; changes in the interest rate environment which may reduce the net interest margin; a continued downturn in the economy or real estate market; greater than expected noninterest expenses or excessive loan losses as a result of changes in market conditions and the adverse impact on the value of the underlying collateral and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see Yadkin Valley’s and American Community’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by either company or any person that the future events, plans, or expectations contemplated by either company will be achieved. Yadkin Valley does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

For additional information contact:

William A. Long

President and CEO

Edwin E. Laws

CFO

(336) 526-6312

Megan R. Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com

(Amounts in thousands except per share data)

(unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,
	2009	2008	2008
Interest Income:
Interest and fees on loans	$16,028	$16,470	$17,552
Interest on federal funds sold	1	11	8
Interest on taxable securities	1,175	1,134	1335
Interest on tax-exempt securities	385	393	382
Interest-bearing deposits	11	76	161
Interest income	17,600	18,084	19,438
Interest expense	7,686	8,449	8,813
Net interest income	9,914	9,635	10,625
Provision for loan losses	10,550	7,617	1,334
Net interest income after provision for loan loss	(636)	2,018	9,291
Noninterest Income:
Service charges on deposit accounts	1,047	1,148	1,172
Other service fees	1,065	779	858
Net gain on sales of mortgage loans	3,199	2,250	1,872
Net (loss) on sales of investment securities	—	(43)	(966)
Income on investment in bank owned life Insurance	231	221	238
Mortgage banking income	(307)	123	(11)
Other income (loss)	36	(11)	(105)
Total noninterest income	5,271	4,467	3,058
Noninterest Expense:
Salaries and employee benefits	5,627	4,869	5,136
Occupancy and equipment expense	1,327	1,123	1,307
Printing and supplies	232	333	176
Data processing	133	186	217
Communications expense	323	277	272
Amortization of core deposit intangible	225	225	229
Other expense	3,926	3,705	2,424
Total noninterest expense	11,793	10,718	9,761
Income before income taxes	(7,158)	(4,233)	2,588
Income taxes	(2,994)	(1,666)	795
Net income (loss)	(4,163)	(2,567)	1,793
Preferred stock dividend and amortization of preferred stock discount	445	—	—
Net income (loss) available to common shareholders	$(4,608)	$(2,567)	$1,793
Income per share:
Basic	$(0.40)	$(0.22)	$0.16
Diluted	$(0.40)	$(0.22)	$0.15

Average shares outstanding – basic	11,537	11,533	11,525
Average shares outstanding – diluted	11,537	11,585	11,583

Yadkin Valley Financial Corporation

(Amounts in thousands except per share data)

(unaudited)

	As of
	March 31,	Dec 31,	March 31,
	2009	2008*	2008
Assets
Cash and due from banks	$17,670	$22,554	$31,976
Federal funds sold and interest-bearing deposits	2,785	3,469	34,518
Securities available for sale	132,609	137,814	144,465
Gross loans held for investment	1,182,409	1,187,569	1,041,481
Allowance for loan losses	(30,904)	(22,355)	(14,568)
Net loans held for investment	1,151,506	1,165,214	1,026,913
Loans held for sale	180,065	49,929	51,689
Accrued interest receivable	5,276	5,442	6,192
Foreclosed Real Estate	4,318	4,018	1,291
Premises and equipment, net	34,926	33,900	32,915
Federal Home Loan Bank stock	8,260	7,877	4,270
Investment in bank-owned life insurance	23,839	23,606	22,915
Goodwill	53,503	53,503	52,570
Core deposit intangible	4,435	4,660	5,211
Other assets	17,892	12,302	10,287
Total Assets	$1,637,083	$1,524,288	$1,425,212
Liabilities and Stockholders’ Equity
Non-interest bearing deposits	$150,662	$153,573	$163,643
NOW, savings, and money market	306,699	283,891	289,434
Time deposits over $100,000	332,080	333,375	279,306
Other time deposits	462,398	384,203	380,051
Total deposits	1,251,839	1,155,042	1,112,434
Borrowed funds	189,159	207,962	125,048
Accrued interest payable	3,174	3,555	3,525
Other liabilities	12,841	8,085	33,434
Total Liabilities	1,457,013	1,374,643	1,274,441
Stockholders’ equity	180,070	149,644	150,771
Total Liabilities and Stockholders’ Equity	$1,637,083	$1,524,288	$1,425,212
Shares outstanding at end of period	11,537	11,537	11,453

* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation

(unaudited)

	For the Three Months Ended
	Mar 31, 2009	Dec 31, 2008	Sep 30, 2008	Jun 30, 2008 (restated)	Mar 31, 2008
Per Share Data:
Basic Earnings per Share	$(0.40)	$(0.22)	$0.16	$0.15	$0.28
Diluted Earnings per Share	$(0.40)	$(0.22)	$0.15	$0.15	$0.27
Book Value per Share	$2.63	$12.97	$13.24	$13.00	$13.16
Tangible Book Value per Share	$7.61	$7.93	$8.12	$7.87	$8.12
Cash Dividends per Share	$0.06	$0.13	$0.13	$0.13	$0.13

Selected Performance Ratios:
Return on Average Assets (annualized)	(1.07)%	(0.69)%	0.49%	0.49%	0.98%
Return on Average Equity (annualized)	(9.25)%	(6.64)%	4.66%	4.57%	8.55%
Return on Tangible Equity (annualized)	(13.62)%	(10.79)%	7.61%	7.45%	11.75%
Net Interest Margin (annualized)	2.87%	2.94%	3.33%	3.34%	3.56%
Net Interest Spread (annualized)	2.53%	2.57%	2.90%	2.87%	2.94%
Noninterest Income as a % of Revenue	113.72%	68.88%	24.76%	31.84%	30.61%
Noninterest Income as a % of Average Assets	0.34%	0.30%	0.21%	0.29%	0.33%
Noninterest Expense as a % of Average Assets	0.75%	0.73%	0.68%	0.72%	0.73%
Net Noninterest income as a % of Average Assets	-0.42%	-0.42%	-0.47%	-0.43%	-0.40%
Efficiency Ratio	219.45%	73.32%	68.64%	67.82%	62.68%

Asset Quality:
Nonperforming Loans (000’s)	17,420	13,647	9,667	4,830	4,992
Nonperforming Assets(000’s)	21,738	17,665	12,668	6,945	7,289
Nonperforming Loans to Total Loans	1.28%	1.10%	0.83%	0.43%	0.48%
Nonperforming Assets to Total Assets	1.33%	1.16%	0.86%	0.49%	0.51%
Allowance for Loan Losses to Total Loans Held For Investment	2.61%	1.88%	1.48%	1.48%	1.40%
Allowance for Loan Losses to Nonperforming Loans	177%	164%	171%	329%	292%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.63%	0.60%	0.24%	0.14%	(0.01)%

Capital Ratios:
Equity to Total Assets	11.00%	9.82%	10.39%	10.46%	10.58%
Tangible Equity to Tangible Assets	7.73%	6.24%	6.64%	6.60%	6.80%
Tier 1 leverage ratio(1)	8.65%	8.12%	8.36%	8.40%	10.07%
Tier 1 risk-based ratio(1)	9.71%	9.01%	9.40%	9.34%	9.50%
Total risk-based capital ratio(1)	10.97%	10.26%	10.65%	10.59%	10.74%

Note:  (1) Tier 1 leverage, Tier 1 risk-based and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company, as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041